Exhibit 99.7

                             OFFICER'S CERTIFICATE
                         ANNUAL STATEMENT OF COMPLIANCE

   Reference is hereby made to BVMBS 2005-1 (the "Securitizations"). Washington Mutual Bank, FA (the "Servicer") services mortgage loans in connection with the
  Securitization (the "Mortgage Loans") pursuant to the terms of that certain Amended and Restated Servicing Agreement, dated as of February 1, 2004 between
Washington Mutual Bank, FA (the "Servicer") and Banc of America Mortgage Capital
  Corporation and Bank of America, National Association (as from time to time amended or replaced by a reconstituted servicing or other successor servicing agreement, the "Servicing Agreement").

I, Henry J. Berens, an authorized officer of the Servicer, certify for the benefit of the Master Servicer and the Trustee with respect to the calendar year immediately preceding the date of this Officer's Certificate (the "Relevant Year"), as follows:

     1. A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision;

     2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year;

DATED as of March 15, 2006.




                                        /s/ Henry J. Berens
                                        ------------------------------------
                                        Name:  Henry J. Berens